Exhibit 99.1

Contact: Chaparral Energy Joe Evans, CFO 405-478-8770 joe.evans@chaparralenergy.com

NEWS RELEASE	Chaparral Energy, Inc
Diane Montgomery
Associate VP – Finance/Investor Relations
diane.montgomery@chaparralenergy.com

Chaparral Energy Announces Year-End Reserves and 2011 Guidance,

Reaffirms 2010 EBITDA Guidance and Announces Addition of a Chief Operating Officer and a Vice President of its EOR Business Unit

OKLAHOMA CITY, February 1, 2011 – Chaparral Energy, Inc. today announced year-end 2010 reserves, 2011 Guidance and reaffirmed 2010 production and EBITDA* guidance. Additionally, the company announced the addition of Earl Reynolds as Executive Vice President and Chief Operating Officer and Scott Wehner as Vice President – EOR Business Unit.

YEAR-END 2010 RESERVES

As of December 31, 2010, based on pricing required by the U.S. Securities and Exchange Commission, Chaparral Energy reported total reserves of 149.3 million barrels of oil equivalent (MMBOE) with a PV-10 value of $1.8 billion. This is about a 5% increase compared with 141.9 MMBOE of reserves at the end of 2009.

The Company’s proved reserves are summarized in the table below.

	As of December 31, 2010
Classification of Reserves	Oil (MMBbls)	Gas (Bcf)	Total (MMBOE)	% Oil	% of Total Proved	PV-10 (In millions)
Proved developed producing	42.4	211.2	77.6	55%	52%	1,130.9
Proved developed non-producing	13.2	46.5	21.0	63%	14%	235.5

Total proved developed	55.6	257.7	98.6	56%	66%	1,366.4
Proved undeveloped	37.8	77.5	50.7	75%	34%	403.7

Total proved	93.4	335.2	149.3	63%	100%	$1,770.1

In accordance with guidelines established by the SEC, our proved reserves as of December 31, 2010 were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average price for each product, calculated as the unweighted arithmetic average of the first-day-of-the-month price for the period January 2010 through December 2010.

Utilizing this approach, the present value of our total proved reserves discounted at 10% (PV-10) were based on average prices of $4.38 per Mcf for natural gas and $79.43 per Bbl for oil.

GUIDANCE

2010 production and EBITDA – In line with previous forecasts, the company expects 2010 production to be approximately 8.05 MMBOE. EBITDA for 2010 is expected to be between $280 million and $290 million

* EBITDA, or earnings before interest, taxes, depreciation and amortization, is a non-GAAP term.

2011 GUIDANCE

The company forecasts 2011 production to be in the range of 8.6 to 8.9 MMBOE, representing 7% to 10% year over year growth. Lease operating expense is forecast at $13.00 to $13.50 per barrel of oil equivalent (Boe) and General and Administrative Expense is forecast at $4.25 to $4.75 per Boe

Chaparral announces an Oil and Gas Capital Expenditures Budget of $250 million for 2011. This represents a reduction of $70 million from 2010 and is consistent with the Company’s previously stated commitments to limit its capital expenditures in excess of cash flow in 2010 and 2011 to approximately 50% of the private equity raised in early 2010. The $250 million capital budget allocates $157 million to conventional oil and gas exploration and production activities, with the remaining $93 million allocated to the development of Enhanced Oil Recovery (EOR) assets primarily located in the Mid-continent region. This $93 million allocated to EOR is 37% of the 2011 capital budget and represents a substantial increase in capital being directed toward development of EOR assets. The increased focus on EOR reduces near term growth opportunities but enhances longer term growth and is consistent with Chaparral’s strategy of driving near term growth with developmental drilling and long term growth through EOR development.

K. EARL REYNOLDS JOINS COMPANY AS EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

Also today, Chaparral Energy announced the hiring of K. Earl Reynolds as Executive Vice President and Chief Operating Officer. Earl will be overseeing the day to day operations of the company and the development and enhancement of Chaparral’s oil and gas reserve base. Earl joins Chaparral with 27 years oil and gas production experience, most recently serving as Senior Vice President – Strategic Development for Devon Energy (NYSE: DVN) where he was responsible for strategic and tactical planning and budgeting, coordination and management of asset acquisitions and divestitures, and oversight of the company’s assessment of oil and gas reserves. In addition to his time with Devon, Earl held key leadership roles in domestic and international operations with Ocean Energy, Burlington Resources, and Mobil Oil.

Earl is a graduate of the University of Houston with a Master of Science degree in Petroleum Engineering and holds a Bachelor of Science in Petroleum Engineering from Mississippi State University. Earl is registered as a Professional Engineer and a member of the Society of Petroleum Engineers. He has served on the boards of directors for several non-profit organizations in Houston and Oklahoma City.

SCOTT C. WEHNER JOINS COMPANY AS VICE PRESIDENT – EOR BUSINESS UNIT

In conjunction with, and in support of the Company’s increased focus on Enhanced Oil Recovery development, Chaparral has recently hired Scott C. Wehner as Vice President – EOR Business Unit. Scott will be responsible for overseeing and expanding the continued development of the company’s extensive CO2 enhanced oil recovery efforts. With 30 years industry experience, Scott spent the past 25 years associated with the evaluation, design, and implementation of CO2 enhanced oil recovery projects with various companies including Whiting Petroleum Corporation (NYSE: WLL), Texaco, and Kinder Morgan. He is published and a recognized industry expert in the CO2 process. Scott is a registered Professional Engineer and a graduate of the University of Missouri – Rolla with a BS in Geological Engineering. He has served on the Board of Directors of the International Society of Petroleum Engineers.

Mark A. Fischer, Chaparral’s President and Chief Executive Officer, commented “We are very pleased to have both Earl and Scott join Chaparral’s senior management team. Each of these individuals brings exceptional experience and a wealth of industry expertise to the company and we look forward to their significant contributions towards achieving our company goals and objectives.”

About Chaparral Energy

Chaparral Energy, Inc. is an independent oil and natural gas production and exploitation company, headquartered in Oklahoma City. Since its inception in 1988, the Company has increased reserves and production primarily by acquiring and enhancing properties in its core areas of the Mid-Continent and the Permian Basin. Beginning in 2000, Chaparral expanded its geographic focus to include Ark-La-Tex, North Texas, the Gulf Coast and the Rocky Mountains.

Forward Looking Statements

This news release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Chaparral’s filings with the Securities and Exchange Commission.

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